Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

1.

A special meeting of shareholders of ING Intermediate Bond Portfolio was held on April 22, 2013 to elect 13 nominees to the Board of Trustees of ING Intermediate Bond Portfolio.

	For All	Withold All	For all Except	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	136,549,100.622	6,271,596.370	0.000	0.000	142,820,696.992
John V. Boyer	136,532,102.447	6,288,594.545	0.000	0.000	142,820,696.992
Patricia W. Chadwick	136,527,177.712	6,293,519.280	0.000	0.000	142,820,696.992
Albert E. DePrince, Jr.	136,539,593.447	6,281,103.545	0.000	0.000	142,820,696.992
Peter S. Drotch	136,635,275.447	6,185,421.545	0.000	0.000	142,820,696.992
J. Michael Earley	136,529,791.447	6,290,905.545	0.000	0.000	142,820,696.992
Martin J. Gavin	136,741,901.447	6,078,795.545	0.000	0.000	142,820,696.992
Russell H. Jones	136,698,080.369	6,122,616.623	0.000	0.000	142,820,696.992
Patrick W. Kenny	136,613,168.447	6,207,528.545	0.000	0.000	142,820,696.992
Shaun P. Mathews	136,508,632.622	6,312,064.370	0.000	0.000	142,820,696.992
Joseph E. Obermeyer	136,570,464.447	6,250,232.545	0.000	0.000	142,820,696.992
Sheryl K. Pressler	136,571,248.712	6,249,448.280	0.000	0.000	142,820,696.992
Roger B. Vincent	136,505,222.447	6,315,474.545	0.000	0.000	142,820,696.992

The proposal passed.

2.

A special meeting of shareholders of ING Intermediate Bond Portfolio was held on April 22, 2013, to: 1) approve a new investment advisory agreement for the Portfolio with ING Investments prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; 2) approve a new investment sub-advisory agreement for the Portfolio between ING Investments, LLC and ING Investment Management Co. LLC prompted by the IPO, and to approve, under certain circumstances, any future sub-advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; and 3) approve a modification to the current manager-of-managers policy to permit ING Investments, LLC, subject to prior approval by the Board, to enter into and materially amend agreements with wholly-owned sub-advisers without obtaining the approval of the Portfolio’s shareholders.

	Proposal*	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING Intermediate Bond Portfolio	1	122,891,857.893	6,917,235.103	13,006,090.855	5,513.141	142,820,696.992
	2	122,075,520.108	7,245,825.888	13,493,837.355	5,513.641	142,820,696.992
	3	117,376,341.780	13,440,943.893	11,997,897.928	5,513.391	142,820,696.992

*The proposals passed.